UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2014

RAPTOR PHARMACEUTICAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-25571	86-0883978
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5 Hamilton Landing, Suite 160

Novato, California 94949

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (415) 408-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 7, 2014, Raptor Pharmaceutical Corp. (the “Company”) announced that effective immediately Julie Anne Smith, Executive Vice President, Strategy and Chief Operating Officer, has been promoted to President and CEO Designate. Effective January 1, 2015, Ms. Smith will succeed Christopher Starr, Ph.D. as Chief Executive Officer and will be appointed to the Board of Directors of the Company (the “Board”). Dr. Starr will continue to serve as a member of the Company’s Board. A copy of the press release regarding the management changes is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Ms. Smith, age 43, has served as our Executive Vice President, Strategy and Chief Operating Officer since September 2012. Ms. Smith has been responsible for directing the Company’s commercial, manufacturing and program management organizations and providing leadership in corporate and strategic development initiatives. In her nearly 20 years in biotechnology, Ms. Smith has served in executive management of both privately and publicly held biotechnology firms, primarily in orphan drug development and commercial stage companies. Prior to joining the Company, from July 2008 to May 2012, Ms. Smith was Chief Commercial Officer of Enobia Pharma, Inc., a privately held, clinical-stage orphan drug company later acquired by Alexion. From August 2006 to July 2008, she led commercial functions as Vice President, Commercial at Jazz Pharmaceuticals. From December 2001 to August 2006, as Vice President, Global Marketing at Genzyme General in Cambridge, Massachusetts, she led the worldwide commercialization and planning for Myozyme, an infused enzyme replacement therapy for an ultra-orphan genetic disease. Ms. Smith holds a B.S. in Biological and Nutritional Science from Cornell University, Ithaca, New York.

There is no arrangement or understanding between Ms. Smith and any other persons pursuant to which she was appointed as an officer or director of the Company, and there is no family relationship between Ms. Smith and any directors or executive officers of the Company.

Ms. Smith’s Amended and Restated Employment Agreement

In recognition of Ms. Smith’s promotion, on July 7, 2014, the Company entered into an amended and restated employment agreement with Ms. Smith. Pursuant to the terms of the agreement, Ms. Smith’s annual base salary has been increased to $450,000 effective immediately and will be increased to $550,000 following her promotion to President and Chief Executive Officer effective January 1, 2015. In addition, Ms. Smith’s target cash incentive has been increased to 50% of base salary, to be prorated for 2014, and will be increased to 60% of base salary effective January 1, 2015. Bonus payments will continue to be determined in the discretion of the Board subject to achievement of pre-established objectives determined by the Board. Also in connection with her promotion to President and CEO Designate, the Company will grant Ms. Smith options to purchase 175,000 shares of Company’s common stock. Following her promotion to President and Chief Executive Officer, Ms. Smith will be granted options to purchase 350,000 shares of the Company’s common stock. Subject to Ms. Smith’s continued service with the Company, the options will vest with respect to 1/8th of the shares on the six-month anniversary of the applicable promotion date and 1/48th per month on each subsequent monthly anniversary of such date thereafter.

Ms. Smith is expected to relocate to the San Francisco Bay Area by January 1, 2015, and the Company has agreed to cover Ms. Smith’s relocation expenses up to an aggregate amount of $100,000 plus tax gross ups on such expenses. The Company will continue to reimburse Ms. Smith for her commuting expenses to the San Francisco Bay Area from her residence in Nevada through December 31, 2014. In the event of a termination, Ms. Smith’s severance protection remains the same as under her existing employment agreement, except that in the event of a termination without cause or constructive termination within 12 months following a change in control, Ms. Smith’s severance as a multiple of her base salary and target bonus has been increased to 1.5X and will be increased to 2X effective January 1, 2015. In addition, Ms. Smith’s COBRA reimbursement period in the event of a termination without cause or constructive termination within 12 months following a change in control has been increased to 18 months and will be increased to 24 months effective January 1, 2015.

A copy of Ms. Smith’s amended and restated employment agreement is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Dr. Starr’s Transition and Separation Agreement

In connection with Dr. Starr’s resignation and in consideration of his release of any claims against the Company, on July 7, 2014, the Company entered into a transition and separation agreement with Dr. Starr. Pursuant to the terms of the agreement, following Dr. Starr’s resignation as Chief Executive Officer on December 31, 2014, Dr. Starr will provide transition services to the Company for one year and will be paid a consulting fee of $20,000 per month. Dr. Starr will continue to serve as Chief Executive Officer through December 31, 2014 and will be eligible for a bonus for 2014 based on actual performance for the year. Dr. Starr will also be entitled to the following severance and other benefits: (i) severance consisting of continued base salary for 12 months following the resignation date and target bonus paid in a lump sum; and (ii) premium payments under COBRA for up to 12 months.

A copy of Dr. Starr’s transition and separation agreement is attached to this Current Report on Form 8-K as Exhibit 10.2 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Description

10.1	Amended and Restated Employment Agreement with Julie Anne Smith.

10.2	Transition and Separation Agreement with Christopher Starr, Ph.D.

99.1	Press Release dated July 7, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 8, 2014	RAPTOR PHARMACEUTICAL CORP.

	By:	/s/ Christopher M. Starr
	Name:	Christopher M. Starr, Ph.D.
	Title:	Chief Executive Officer and Director

Exhibit Index

Exhibit No.	Exhibit Description

10.1	Amended and Restated Employment Agreement with Julie Anne Smith.

10.2	Transition and Separation Agreement with Christopher Starr, Ph.D.

99.1	Press Release dated July 7, 2014.